Exhibit 5.8

[Letterhead of Ruberto, Israel & Weiner, P.C.]

October 21, 2005

Massachusetts Mentor, Inc.

313 Congress Street, 5th Floor,

Boston, Massachusetts 02110

Re:                             Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Massachusetts Mentor, Inc., a Massachusetts corporation (the “Guarantor”), in connection with the Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $150,000,000 in aggregate principal amount of 9-5/8% Senior Subordinated Notes due 2012, Series B (the “Exchange Notes”).  The Exchange Notes are to be issued by National Mentor, Inc., a Delaware corporation (the “Issuer”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 21, 2005, under the Securities Act of 1933, as amended (the “Securities Act”).  The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantor (the “Guarantee”), along with other guarantors.  The Exchange Notes and the guarantees are to be issued pursuant to the Indenture, dated as of November 4, 2004 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors set forth therein and U.S. Bank National Association, as Trustee.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the articles of organization and by-laws of the Guarantor, (ii) a written consent of the board of directors of the Guarantor with respect to the issuance of the Guarantee and the delivery of the Indenture, (iii) the Certificate of Guarantor’s Secretary, (the “Secretary’s Certificate”) set forth as Attachment 1, (iv) the Registration Statement and (v) the Indenture.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have

Massachusetts Mentor, Inc.
October 21, 2005

also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantor and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies (iv) any law except the laws of the Commonwealth of Massachusetts and the Massachusetts case law decided thereunder and (v) the “Blue Sky” laws and regulations of the Commonwealth of Massachusetts.  Finally, the opinions set forth in paragraph 3 and paragraph 4 below with respect to the enforceability of the Guaranty, are given to the extent, and only to the extent, that the Guarantor can be demonstrated to have received “reasonably equivalent value” (within the meaning of the Uniform Fraudulent Transfer Act or Section 548 of Title 11 of the United States Code) and “fair consideration” (within the meaning of such term as interpreted under the Uniform Fraudulent Conveyance Act or equivalent terms as interpreted under similar laws).

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.              The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts based on the Certificate of Good Standing attached as Attachment 2.

2.              The Indenture has been duly authorized, executed and delivered by the Guarantor based upon the Secretary’s Certificate.  The Indenture is a valid and binding obligation of the Guarantor and is enforceable against the Guarantor in accordance with its terms.

3.              When (i) the Registration Statement has been declared effective; (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for the existing 9-5/8% Senior Subordinated Notes due 2012, the Guarantee of the Exchange Notes will be a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

4.              The execution and delivery of the Indenture by the Guarantor and the performance by the Guarantor of its obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the

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October 21, 2005

creation of a lien or encumbrance under or violation of any of, (i) the articles of organization, bylaws or other organizational documents of the Guarantor or (ii) any statute or governmental rule or regulation of the Commonwealth of Massachusetts or any political subdivision thereof.

5.              No consent, waiver, approval, authorization or order of any court of the Commonwealth of Massachusetts or governmental authority of the Commonwealth of Massachusetts or any political subdivision thereof is required for the issuance by the Guarantor of the Guarantee, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the Commonwealth of Massachusetts be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.8 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Ruberto, Israel & Weiner, P.C.

Ruberto, Israel & Weiner, P.C.

Attachment 1

[Massachusetts Mentor, Inc. Secretary's Certificate]

Attachment 2

[Certificate of Good Standing]